EXHIBIT 10.4.1
EMPLOYERS MUTUAL CASUALTY COMPANY
AMENDED AND RESTATED
2008 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1
Purpose
The Employers Mutual Casualty Company ("EMCC") Amended and Restated 2008 Employee Stock Purchase Plan (the "Plan") is established by EMCC for the benefit of the Eligible Employees, as hereinafter defined, of EMCC. The purpose of the Plan is to provide each Eligible Employee with an opportunity to acquire, or increase, a personal interest in the future of EMC Insurance Group Inc. (“EMC Group”) through the purchase of shares of Common Stock, as hereinafter defined, of EMC Group. Purchases of Common Stock under the Plan will take place through accumulated payroll deductions or lump sum cash contributions. The Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").
SECTION 2
Definitions
2.1    Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

a.	“Administrative Beneficiary” shall mean a person designated or deemed as such pursuant to Section 6.3(a).

b.	"Business Day" shall mean any day on which the NASDAQ Stock Market is open for trading.

c.	"Cash Contribution" shall mean an Eligible Employee's contribution other than through payroll deduction, pursuant to Section 4.4(b).

d.
"Common Stock" shall mean the common stock of EMC Group. The Common Stock made available for the Plan by EMCC may be either stock owned by EMCC, purchased by EMCC on the open market or acquired by EMCC through means other than purchase on the open market.

e.
"Compensation" shall mean all EMCC compensation earned by the Eligible Employee, before any deductions or withholdings, but excluding any bonuses, contingent salary payments, commissions, overrides, moving allowances, overseas allowances, payments under this Plan or any other stock option or purchase plan and payments or compensation under any other employee benefit plan.

f.	"Custodian" shall mean any third-party administrator as may be selected by the EMCC Board.

g.
"Election Period" shall mean the period from January 1 through March 31, April 1 through June 30, July 1 through September 30 or October 1 through December 31. Each Election Period, notwithstanding anything to the contrary herein, shall end on the last Business Day of the Election Period.

h.	"Eligible Employee" shall include all full-time employees and part-time qualified employees of EMCC who are scheduled to work twenty (20) hours or more per week on a regular and on-going basis.

i.	"EMCC" shall mean Employers Mutual Casualty Company, an Iowa corporation, and any successor in a reorganization or similar transaction.

j.	"EMCC Board" shall mean the Board of Directors of EMCC.

k.	"EMC Group" shall mean EMC Insurance Group Inc., an Iowa corporation, and any successor in a reorganization or similar transaction.

l.	"EMC Group Board" shall mean the Board of Directors of EMC Group.

m.	"Exercise Date" shall mean the last Business Day of each Election Period.

n.
"Fair Market Value" shall mean, as of any date, the average price of the Common Stock, which shall be calculated by adding the high trading price and low trading price of the day, as reported by the NASDAQ Stock Market, and dividing by two (2).

o.
"Inactive Participant" shall mean a person who is no longer an employee of EMCC due to a Terminating Event, as hereinafter defined, for whom the Custodian is maintaining an Individual Account until such time as all shares of Common Stock in the Individual Account are either sold or other otherwise distributed.

p.	"Individual Account" shall mean a separate account maintained by the Custodian for each Participant and/or Inactive Participant.

q.
"Participant" shall mean an Eligible Employee who elects to participate in the Plan by (i) executing and delivering, not more than ninety (90) days prior to and not less than fourteen (14) days preceding the first (1st) day of an Election Period, a payroll deduction authorization to the Plan Administrator; or (ii) making a Cash Contribution as provided in Section 4.4(b). Notwithstanding anything herein, any Eligible Employee who is an insider pursuant to §16 of the Securities Exchange Act of 1934, as amended, must declare the Eligible Employee’s intention to participate in the Plan not less than six (6) months prior to the Exercise Date of the Election Period in which the Eligible Employee desires to participate by providing written notice of intent to the Plan Administrator.

r.	"Payroll Contributions" shall mean a Participant's after-tax contributions of Compensation by payroll deduction.

s.	"Plan Administrator" shall mean the EMCC Board.

t.	"Purchase Price" shall mean eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Exercise Date.

u.	“Recipient Beneficiary” shall mean a person or persons designated or deemed as such pursuant to Section 6.3(b).

v.
"Terminating Event" shall mean a Participant's termination of employment by EMCC for any reason or any other event which causes the Participant to no longer be an Eligible Employee. A Terminating Event shall not include a termination of employment in the case of a sick leave or other bona fide leave of absence approved for purposes of this Plan by EMCC.

SECTION 3
Eligibility
3.1    Eligibility for Participation. Any individual who is an Eligible Employee on the first (1st) day of the calendar month preceding the first (1st) day of an Election Period shall be eligible to participate in the Plan.
3.2    Limitations. Any Eligible Employee who is otherwise eligible to participate in the Plan shall not be granted any option to purchase Common Stock under the Plan if:

a.
the Eligible Employee, after the option to purchase Common Stock is granted, would own shares of stock, as defined by Sections 423(b)(3) and 424(d) of the Code, possessing five percent (5%) or more of the combined voting power or value of all classes of stock of EMC Group; or

b.
the Eligible Employee, after the option to purchase Common Stock is granted, would have the option to purchase Common Stock under all employee stock purchase plans of EMCC which would accrue at a rate that exceeds $25,000 in Fair Market Value of such Common Stock, determined as of the Exercise Date, for each calendar year, which is equivalent to an aggregate Purchase Price of $21,250 of such Common Stock.

SECTION 4
Participation
4.1    Common Stock to be Issued. Subject to the provisions of this Section 4.1 and Section 6.6, the number of shares of Common Stock issuable pursuant to the Plan shall not exceed 500,000 shares.
4.2    Option to Purchase. Each person that is a Participant on an Exercise Date shall be granted an option to purchase Common Stock on that Exercise Date with such Payroll Contributions or Cash Contribution as have been made by the Participant to the Participant's Individual Account during the Election Period. All sums accumulated during the Election Period shall be used by the Plan Administrator to purchase the number of shares of Common Stock, including fractional shares computed to four (4) decimal places, which shall be determined by dividing the cash balance in the Participant's Individual Account by the Purchase Price. The Plan Administrator shall reduce, on a substantially proportionate basis, the number of shares of Common Stock to be purchased by each Participant on any Exercise Date in the event that the number of shares then available for purchase under the Plan is otherwise insufficient.
4.3    Individual Accounts. The Custodian shall establish an Individual Account for each Participant, to which shall be credited (a) the amount of all Payroll Contributions or a Cash Contribution made by the Participant and (b) the number of shares of Common Stock that are purchased by such Participant pursuant to the terms of the Plan. The Custodian shall continue to maintain such Individual Account for a Participant who becomes an Inactive Participant until such time as all shares of Common Stock are sold or otherwise distributed out of the Individual Account pursuant to the provisions of Section 5.3. No interest shall accrue on any Payroll Contributions or Cash Contribution in any Individual Account.

4.4    Plan Contributions.

a.
Payroll Contributions. Payroll Contributions may be authorized by the Participant at a rate of not less than two percent (2%) and not more than ten percent (10%) of the Participant's Compensation by means of substantially equal payroll deductions divided over the Election Period. The withholding rate shall be a whole, and not a fractional, percentage. A Participant may change the withholding rate by executing a new payroll deduction authorization, which shall be effective for the next Election Period. Any Participant making Payroll Contributions is ineligible to make a Cash Contribution.

b.
Cash Contribution. A Cash Contribution may be made by a Participant one (1) time during any Election Period; provided, however, that payment is made not less than fourteen (14) days prior to the Exercise Date of the applicable Election Period. Any Cash Contribution and election to participate made hereunder by the Participant is irrevocable. A Cash Contribution may not be less than two percent (2%) or more than ten percent (10%) of the Participant's Compensation earned, or that the Plan Administrator estimates will be earned, during the applicable Election Period. Payment must be made in cash, by a personal check of the Participant or other cash equivalents acceptable to the Custodian.

4.5    Purchase of Common Stock. If an Eligible Employee is a Participant on the Exercise Date of an Election Period, then, on the Exercise Date, the Plan Administrator shall apply the cash balance of the Participant's Individual Account to the purchase of the number of shares of Common Stock, including fractional shares computed to four (4) decimal places, determined under Section 4.2.
4.6    Termination of Election. An election to participate in the Plan may be terminated by the Participant cancelling the election or upon the occurrence of a Terminating Event.

a.
Termination by Cancellation. A Participant may, at any time not less than fourteen (14) days prior to the next occurring Exercise Date, cancel the Participant's election to participate through Payroll Contributions by delivering written notice of cancellation or written notice of termination of the payroll deduction authorization to the Plan Administrator. Upon cancellation of the election, the cash balance of the Participant's Individual Account shall be returned to the Participant. The Participant shall cease to be a Participant for the then current Election Period as of the date of delivery of the notice. Any Participant that elects to participate for the applicable Election Period by a Cash Contribution may not cancel the election for that Election Period.

b.
Termination by Retirement, Disability or Death. In the event of a Terminating Event resulting from a Participant's retirement, permanent disability (as determined pursuant to EMCC's long-term disability plan) or death, the Participant, or the Participant's Administrative Beneficiary as the case may be, shall have the right to elect, by written notice given to the Plan Administrator at least fourteen (14) days prior to the next occurring Exercise Date:

(i)
to have all of the cash balance held in the Participant's Individual Account withdrawn and paid to the Participant or, in the event of a Terminating Event resulting from a Participant's death, to the Participant's Recipient Beneficiary or spouse pursuant to Section 6.3(b); or

(ii)	to continue the Participant's election to participate in the Plan through the remaining portion of the applicable Election Period during which the Terminating Event occurred.

In the event that the written notice required pursuant to this Section 4.6(b) is not received by the Plan Administrator, the Participant or the Participant's Administrative Beneficiary, if applicable, shall be deemed to have elected to continue the election to participate, pursuant to Section 4.6(b)(ii). At the earlier of the Participant, or the Participant's Administrative Beneficiary, if applicable, electing to withdraw the cash balance from the Participant's Individual Account or at the end of the Election Period during which the Terminating Event occurred, the Participant shall immediately become an Inactive Participant.

c.
Termination of Employment. Except as otherwise provided in Section 4.6(b), upon a Terminating Event, the Participant shall have no further option to purchase Common Stock under the Plan and shall immediately become an Inactive Participant. Any cash balance in an Inactive Participant's Individual Account shall be returned to the Inactive Participant, as soon as reasonably practicable. All Common Stock in an Inactive Participant's Individual Account shall remain in the Individual Account until the expiration of the one (1) year holding period referenced in Section 5.1. After the expiration of the one (1) year holding period, the Common Stock may be sold or distributed pursuant to Section 5.3.

SECTION 5
Issuance of Common Stock
5.1    Issuance to Custodian. As soon as reasonably practicable after an Exercise Date, EMCC shall purchase shares of Common Stock with the balance of the Payroll Contributions or the Cash Contribution in the Participant's Individual Account. All shares of Common Stock acquired by a Participant pursuant to the Plan shall be issued in the form of non-certificated shares; i.e., book entry form. All shares of Common Stock so issued will be held by the Custodian and restricted from all forms of transfers by the Custodian for a period of one (1) year from and after the Exercise Date. After the expiration of the one (1) year holding period, the Common Stock acquired by a Participant pursuant to the Plan may be sold or distributed pursuant to Section 5.3.
5.2    Share Rights. During the one (1) year holding period referenced in Section 5.1 in which the shares of Common Stock are held by the Custodian, Participants and Inactive Participants shall generally have the rights and privileges of a stockholder, including, but not limited to, the right to vote, to receive dividends and to have such shares participate in EMC Group's Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan, subject to such restrictions as the EMC Group Board may impose. Notwithstanding anything to the contrary, during the one (1) year holding period, none of the Common Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the Participant or Inactive Participant. After the expiration of the one (1) year holding period, the Common Stock may be sold or distributed pursuant to Section 5.3; however, none of the Common Stock may be assigned, pledged or otherwise encumbered by the Participant or Inactive Participant at any time.
5.3    Distribution of Common Stock. After the expiration of the one (1) year holding period referenced in Section 5.1, EMCC shall provide notice to all Participants and Inactive Participants, or their respective Administrative Beneficiaries, if applicable, that the transfer restrictions imposed in Section 5.1 have been lifted, within thirty (30) days of the lifting thereof. At that time, all Common Stock not subject to the one (1) year holding period may only be disposed of, with limited exceptions, through sales transactions conducted through the Custodian, so that EMCC may comply with applicable Code provisions. Notwithstanding anything herein, EMCC will allow non-certificated whole shares to be electronically transferred, or, if requested in writing, will cause certificates evidencing the Participant's or Inactive Participant's ownership of whole shares of Common Stock to be issued, under the following circumstances:

a.
The Participant or Inactive Participant, or their respective Recipient Beneficiary, intends to use the Common Stock in a pyramid transaction involving the exercise of a stock option under a stock plan offered by EMCC in which the Participant or Inactive Participant also participates, provided that no distribution for this purpose will be permitted during the one (1) year holding period referenced in Section 5.1 and provided that any such distribution made under this Section 5.3(a) will be made to the administrator of the stock plan;

b.
The Participant or Inactive Participant, or their respective Recipient Beneficiary, desires to gift shares of Common Stock in their Individual Account to any other person, provided that such gift is made after the one (1) year holding period referenced in Section 5.1;

c.
The Participant or Inactive Participant provides the Plan Administrator with copy of a divorce decree executed by the issuing court or a property settlement agreement executed by both parties (or other similar agreement) with an execution date not more than ninety (90) days prior to the written request for distribution hereunder;

d.
The Participant's Recipient Beneficiary, including any deemed designee, or spouse, pursuant to Section 6.3(b), provides proof of identity and existence after the Participant's or Inactive Participant's death; or

e.	Such other reasons as may be permitted and approved in writing by, and in the sole discretion of, the Plan Administrator.
5.4    Fractional Shares. At any time Common Stock is sold or distributed in accordance with Section 5.3 and such sale or distribution would include a fractional shares of Common Stock, the value of that fractional share shall be paid to the Participant or Inactive Participant, or their respective Recipient Beneficiary, if applicable, in cash in an amount equal to the Fair Market Value of such fractional share on the day the Common Stock is sold or distributed.
SECTION 6
Miscellaneous Provisions
6.1    Withholding. EMCC, or EMCC’s designee, may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which EMCC is required by law or regulation of any governmental authority, whether federal, state or local, to withhold in connection with any Payroll Contributions, Cash Contribution or distribution of Common Stock pursuant to the Plan. Each Participant and Inactive Participant, or their respective Recipient Beneficiary, if applicable, however, shall be responsible for the payment of all individual tax liabilities relating to any such amounts.
6.2    Rights not Transferable. All Participants under this Plan shall have the same rights and privileges. Except as otherwise provided in Section 4.6(b), each Participant's option to purchase Common Stock under the Plan shall be exercisable during the Participant's lifetime and only by the Participant. The Participant's option to purchase Common Stock hereunder and any of the Common Stock held by the Custodian in any Individual Account during the one (1) year holding period referenced in Section 5.1, may not be sold, pledged, assigned or otherwise transferred in any manner whatsoever by a Participant or Inactive Participant, other than in accordance with Section 6.3, except by will or the laws of descent and distribution of the state in which the Participant or Inactive Participant is domiciled at the time of the Participant's or Inactive Participant's death. After the expiration of the one (1) year holding period, the Common Stock may be sold or distributed pursuant to Section 5.3; however, none of the Common Stock may be assigned, pledged or otherwise encumbered by the Participant or Inactive Participant at any time.

6.3    Designation of Beneficiaries.

a.
Administrative Beneficiary.    Each Participant may file with the Plan Administrator a written designation of an Administrative Beneficiary, whose sole duties shall be to provide the written notice required in Section 4.6(b) and to receive notice from the Plan Administrator of the lifting of the transfer restrictions pursuant to Section 5.3. The Administrative Beneficiary shall be an individual and may be a Recipient Beneficiary; however, the Participant may not designate more than one (1) Administrative Beneficiary. In the absence of an effective designation hereunder, the Participant's surviving spouse, if any, or the administrator of the Participant's estate shall be deemed to be the Administrative Beneficiary. Each designation of an Administrative Beneficiary made hereunder will (i) revoke all prior designations by the same Participant with respect to all elections to participate previously made, including, solely for the purposes of this Plan, any deemed designation; (ii) be in a form prescribed by the Plan Administrator; and (iii) be effective only when received by the Plan Administrator during the Participant's lifetime.

b.
Recipient Beneficiary. Each Participant may file with the Plan Administrator a written designation of a Recipient Beneficiary who is to receive any Common Stock registered in the name of the Participant, solely or as tenant-in-common, and any cash balance withdrawn from the Participant's Individual Account pursuant to Section 4.6(b) following the Participant's death. If a Participant shall not have designated any Recipient Beneficiary under this Plan, the Participant's Recipient Beneficiary shall be deemed to be the person or persons designated by the Participant as the primary beneficiary under EMCC's group life insurance plan. Each designation made hereunder will (i) revoke all prior designations by the same Participant with respect to all elections to participate previously made, including, solely for the purposes of this Plan, any deemed designation; (ii) be in a form prescribed by the Plan Administrator; and (iii) be effective only when received by the Plan Administrator during the Participant's lifetime. In the absence of any effective designation hereunder, including a deemed designation, any Common Stock registered in the name of the Participant solely or as tenant-in-common and any cash balance in the Participant's Individual Account following the Participant's death shall be transferred or paid to the Participant's surviving spouse, if any, or to the Participant's estate. Upon the death of a Participant, a Recipient Beneficiary, or a spouse entitled under this Section 6.3(b), shall provide proof of identity and existence to the Plan Administrator. No designated Recipient Beneficiary shall, prior to the death of a Participant, acquire any interest in the Common Stock or cash credited to a Participant under the Plan.

c.
All references to a Participant in this Section 6.3 shall include an Inactive Participant. All references in the Plan to a Participant's Administrative Beneficiary or Recipient Beneficiary shall include an Inactive Participant's Administrative or Recipient Beneficiary.

6.4    Employment Rights. Neither the adoption of this Plan nor any of the provisions hereof shall confer upon any Participant any right to continue employment with EMCC or affect in any way the right of EMCC to terminate the employment of a Participant at any time.

6.5    Change in Capitalization. In the event of (a) a Common Stock dividend, (b) a Common Stock split, (c) a reclassification of Common Stock or (d) any other change in the authorized number or par value of the Common Stock, then the remaining number of shares of Common Stock provided under Section 4.1 which have not been sold to Participants shall be appropriately adjusted by the EMCC Board, whose determination shall be binding on all persons. In the event of a merger in which EMC Group is not the surviving corporation or, in the event of a sale or transfer of all or substantially all of EMC Group's assets (other than by the grant of a mortgage or security interest), all outstanding options of Participants to purchase Common Stock under Section 4.2 shall terminate; provided that, prior to the effective date of such merger or sale or transfer of assets, the EMCC Board shall either (x) return the balance of all Plan Individual Accounts and terminate all Participant rights hereunder, or (y) accelerate the Exercise Date of the then current Election Period, or (z) if there is a surviving or acquiring entity other than EMC Group, arrange to have that entity, or an affiliate of that entity, grant to the Participants the right to participate in a stock purchase plan of that entity which has substantially equivalent terms and conditions as this Plan, as determined by the EMCC Board. In the event of (x) or (y) above, the one (1) year holding period referenced in Section 5.1 shall be terminated and EMCC shall provide appropriate notice of such termination to the Custodian in order to allow for the sale and/or distribution of any Common Stock then being held in custody.
6.6    Administration of the Plan. The Plan shall be administered by the EMCC Board. Any members of the EMCC Board who are eligible to participate in the Plan will abstain from voting on Plan administration matters. A majority vote of the non-employee members of the EMCC Board members will be required to take any action required under the Plan. The Plan Administrator shall have the authority, not inconsistent with the express provisions of the Plan, to take all action necessary or appropriate hereunder, to establish appropriate rules and regulations relating to the Plan, to interpret its provisions and to decide all questions and resolve all disputes which may arise in connection therewith. Such determinations shall be conclusive and shall bind all parties, including Participants and any and all persons claiming rights and privileges under or through any Participant. The Plan Administrator may, in its discretion, delegate its authority, or any portion thereof, under this Section 6.6, including, but not limited to the power to amend the Plan for the purpose of satisfying requirements arising from changes in applicable laws or regulations, to a separate administrator for the day-to-day operation of the Plan.
6.7    Amendment of Plan. The EMCC Board may from time to time amend the Plan in any respect, including, but not limited to, amending the Plan for other purposes which may at the time be permitted by law. However, no such amendment, except to the extent explicitly required or permitted herein, will, without the prior approval of the stockholders of EMC Group and the policyholders of EMCC, (a) increase the maximum number of shares of Common Stock available under the Plan; (b) reduce the Purchase Price of Common Stock issuable under the Plan; (c) cause Participant's options to purchase Common Stock under the Plan to fail to meet the requirements of Section 423 of the Code; (d) amend the provisions of this Section 6.7; or (e) adversely affect the right of a Participant to exercise an option, without the consent of the Participant, to purchase Common Stock during an Election Period after such Participant has elected to participate for that Election Period. Notwithstanding anything to the contrary, the EMCC Board may, without the prior approval of the stockholders of EMC Group and policyholders of EMCC, increase the number of shares of Common Stock which may be issued under the Plan to reflect adjustments made pursuant to Section 6.5.
6.8    Termination of Plan. The Plan may be permanently terminated or temporarily suspended at any time by the EMCC Board. No such termination or suspension of the Plan shall adversely affect the rights and privileges of any Participant that elected to participate during the Election Period in which the termination or suspension occurred. Any such termination or suspension shall be effective after the Exercise Date of the then current Election Period.

6.9    Custodial Arrangement. All cash and/or Common Stock allocated to a Participant's or Inactive Participant's Individual Account under the Plan shall be held by the Custodian in its capacity as a custodian for the Participant or Inactive Participant. Nothing contained in this Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between EMCC, its officers or the EMCC Board and a Participant, Inactive Participant or any other person or entity.
6.10    No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of EMCC to establish other plans.
6.11    No Constraint on Corporate Action. Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect EMCC's or EMC Group's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure; (b) to merge or consolidate; (c) to dissolve, liquidate, sell or transfer all or any part of its business or assets; or (d) except as provided in Section 6.7, to limit the right or power of EMCC, EMC Group or any of the subsidiaries or affiliates of either to take any action which such entity deems to be necessary or appropriate.
6.12    Federal Income Tax Consequences. The following discussion is provided for purposes of general information only. All references to a Participant in this Section 6.12 shall include an Inactive Participant. Each Participant is advised to consult the Participant's own tax advisor to determine how the federal income tax laws apply to the Participant's own situation.

a.	A Participant does not recognize taxable income when Common Stock is issued in the Participant's name on the Exercise Date.

b.
A gain or loss will be realized by the Participant when the shares are sold. The gain or loss will be measured by the difference between the sales price and the tax basis of the Common Stock sold. If shares of Common Stock are sold within two (2) years of the Exercise Date on which such shares are issued, the disposition of the shares of Common Stock is deemed to be a disqualifying disposition pursuant to the Code. When a disqualifying disposition occurs, there will be an ordinary income component of the sale transaction, which will be reported on the Participant’s Form W-2 for the year in which the sale transaction occurs. The ordinary income will be the excess of the Fair Market Value of the Common Stock on the Exercise Date over the Purchase Price. If the shares of Common Stock are held for more than two (2) years from the Exercise Date, there may still be an ordinary income component, which will also be reported on the Participant’s Form W-2 for the year in which the sale transaction occurs. This ordinary income would be the lesser of:

(i)	The excess of the Fair Market Value of the Common Stock on the Exercise Date over the Purchase Price, or

(ii)	The excess of the amount realized on the sale of the Common Stock over the Purchase Price.

c.
Any ordinary income realized upon the sale will increase the Participant's tax basis of the Common Stock. The period for which shares of Common Stock acquired through the Plan are held by a Participant will begin on the day after the Exercise Date and shall end on the date of the sale transaction.

6.13     Effective Date. This Plan, as amended, shall become effective on April 1, 2009, with the first Election Period commencing on April 1, 2009.

6.14    Titles. Titles of sections and subsections are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.
6.15    Governing Law. This Plan and all the rights and obligations herein shall be construed in accordance with and governed by the laws of the State of Iowa, without regard to principals of conflicts of laws.